Exhibit 99.1

A.B. Mendez
Investor Relations
210.220.5234
or
Bill Day
Media Relations
210.220.5427

FOR IMMEDIATE RELEASE

JERRY SALINAS, FROST’S CHIEF FINANCIAL OFFICER,
TO RETIRE AT END OF THIS YEAR

SAN ANTONIO, July 1, 2024 – Cullen/Frost Bankers, Inc. (NYSE: CFR) announced today that Jerry Salinas, group executive vice president & chief financial officer of Cullen/Frost and Frost Bank, has decided to retire at the end of 2024. Salinas has worked at Frost since 1986 in several positions, including being named bank and corporate controller in 1989 and treasurer in 1997. He became senior executive vice president and treasurer in 2001 and was named to his current position in 2015.

“If you think of any major initiative that the company has undertaken in the past four decades –acquisitions, major transactions, our expansion projects – Jerry played an important role in all of them,” said Phil Green, Cullen/Frost Chairman and CEO. “In addition, Jerry has been a trusted adviser and a good friend. I would like everyone at Frost to join me in thanking him and congratulating him on his well-deserved retirement.”

Salinas said he was grateful for the chance to spend his career at Frost. “It has been a great experience to help the company grow and prosper over the years, and it has been a blessing to have spent my career at an organization with such a great culture and with core values that mirror my personal values,” he said. “I have worked for Phil my entire career at Frost, and I am grateful for his mentorship, trust and friendship over the years. I will miss the relationships that I have developed here and will remember them fondly as I look forward to the next phase of my life.”

Effective immediately, Frost’s San Antonio Region President Dan Geddes will step down from his current position as he transitions to assume the role of chief financial officer on Jan. 1, 2025. Geddes will join Frost’s executive leadership team in the interim.

“Dan is a 27-year Frost commercial banker who has a broad experience in our company, having led the successful execution of our Houston expansion as well as successfully leading our largest region in our headquarters market of San Antonio,” Green said. “At Frost, we expect our CFO to also act as a kind of chief integrity officer, which Jerry did admirably. Dan will do a fantastic job continuing that tradition.”

Longtime San Antonio commercial banker Clay Jones has been named the new San Antonio region president, effective immediately. Matt Henson, an executive vice president with 21 years of experience in Frost’s accounting division, will assume the role of chief accounting officer on Jan. 1, 2025.

About Frost:
Frost is the banking, investments and insurance subsidiary of Cullen/Frost Bankers, Inc. (NYSE: CFR), a financial holding company with $49.5 billion in assets at March 31, 2024. One of the 50 largest U.S. banks by asset size, Frost provides a full range of banking, investments and insurance services to businesses and individuals in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Permian Basin, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost has helped Texans with their financial needs during three centuries. For more information, visit www.frostbank.com.